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                                                                    Exhibit 4.06



                        RESTRICTED STOCK AWARD AGREEMENT

         THIS AGREEMENT, dated as of _____________ ("Agreement"), between CyberGuard Corporation, a Florida corporation (the "Company"), and ___________ (the "Employee").

                                  WITNESSETH:

         WHEREAS, the Company has granted to the Employee pursuant to the CyberGuard Corporation Stock Incentive Plan, as amended (the "Plan"), the number of shares of the restricted common stock (par value $.01) of the Company as described in section 1.1 hereof ("Common Stock"), subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

1.       RESTRICTED SHARES

         1.1      GRANT OF RESTRICTED SHARES AND CASH BONUS.

         (a) The Company hereby grants to the Employee _________ shares of Common Stock (the "Restricted Shares"), subject to the restrictions set forth in Paragraph 1.2 of this Agreement. As the restrictions set forth in Paragraph
1.2 hereof lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of this Agreement.

         (b) The Company hereby directs that a stock certificate or certificates representing the Restricted Shares shall be registered in the name of and issued to the Employee. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Compensation/Stock Option Committee of the Board of Directors of the Company (the "Committee") may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions. In addition, each such certificate shall bear the following legend:

                  The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the CyberGuard Corporation Stock Incentive Plan and an Agreement entered into between the registered owner and CyberGuard Corporation. Copies of such Plan and Agreement are on file in the offices of CyberGuard Corporation, 2101 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

         Upon expiration of the applicable Restricted Period (as hereinafter defined), the Company shall deliver or cause to be delivered to the Employee a certificate or certificates for the Restricted Shares which shall not bear the foregoing legend.




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         1.2      RESTRICTIONS.

         (a) The Employee shall have all rights and privileges of a stockholder as to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that, subject to the provisions of Paragraph 1.3(b) hereof, the following restrictions shall apply:

                  (i) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as hereinafter defined), except as otherwise provided in Paragraph 1.3(c) hereof or pursuant to rules adopted by the Committee in accordance with the Plan; and

                  (ii) all of the Restricted Shares may be forfeited in accordance with Paragraph 1.4.

         (b) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

1.3      RESTRICTED PERIOD.

         (a) The restrictions set forth in Paragraph 1.2 shall apply for a period (the "Restricted Period") of ________days from the date of this agreement.

         (b) Notwithstanding Paragraph 1.2, in the event of the Employee's retirement, permanent total disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Shares.

         (c) Nothing in this Agreement shall preclude the Employee from exchanging any Restricted Shares for any other shares of Common Stock that are similarly restricted.

         1.4 FORFEITURE. If the Employee's employment with the Company shall terminate for any reason during the Restricted Period, all rights of the Employee to the then remaining Restricted Shares shall terminate and be forfeited (except as otherwise determined by the Committee pursuant to Paragraph 1.3(b)).

         1.5 WITHHOLDING. The Company may withhold from any cash payments due from the Company to the Employee all taxes, including social security taxes, which the Company is required or otherwise authorized to withhold with respect to the Restricted Shares granted hereunder.

         1.6 INVESTMENT REPRESENTATION. The Employee hereby represents, warrants and covenants that (i) the Employee is acquiring the Restricted Shares for his own account and not with a view to the distribution thereof, and (ii) the Restricted Shares acquired by the Employee under this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act.

2.       ADJUSTMENTS TO NUMBER OF SHARES

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         In the event there is any change in the Common Stock through the declaration of stock dividends or rights dividends, or through recapitalization resulting in stock split-ups, or combinations or exchanges of shares, or otherwise (including any change which would result n a substantial dilution or enlargement of the rights or economic benefit inuring to the Employee from the Restricted Shares), the Restricted Shares then subject to the restrictions imposed hereunder shall be appropriately adjusted as determined by the Committee, in its sole discretion.

3.       NOTICES

         All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  CyberGuard Corporation
                  2101 West Cypress Creek Road,
                  Fort Lauderdale, Florida  33309

                  Attention:  Secretary

                  To the Employee:

                  to the last known address of the Employee as appearing in the Employee's personnel records as maintained by the Company.

         Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

4.       ASSIGNMENT; AGREEMENT

         This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee.

5.       ENTIRE AGREEMENT; AMENDMENT; TERMINATION

         This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. The Agreement may be amended at any time by written agreement of the parties hereto. This Agreement may also be amended, or may be terminated in its entirety, under the circumstances described in the Plan.


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6.       GOVERNING LAW

         This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Florida.

7.       SEVERABILITY

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

8.       NO RIGHT TO CONTINUED EMPLOYMENT; EFFECT ON OTHER PLANS

         This Agreement shall not, of itself, confer upon the Employee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Employee's employment at any time. Income realized by the Employee pursuant to this Agreement shall not be included in the Employee's earnings for the purpose of any benefit plan of the Company in which the Employee may be enrolled or for which the Employee may become eligible unless otherwise specifically provided for in such plan.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Employee has hereunto set his hand, as of the day and year first above written.

                                      CYBERGUARD CORPORATION

                                      By:
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                                      Robert L. Carberry
                                      Chairman, President and Chief Executive
                                        Officer

                                      EMPLOYEE


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